Exhibit 99.1

Contact:

Judith Pryor

WorldSpace, Inc.

301-960-1242

jpryor@worldspace.com

FOR IMMEDIATE RELEASE

WORLDSPACE® REPORTS FOURTH QUARTER AND 2006 RESULTS

Subscriber Base Increased 73% Annually to 199,000; Subscription Revenues Nearly

Doubled to $7.3 Million for Year

Company Postpones Previously-Scheduled Conference Call

Silver Spring, Md., March 26, 2007 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced results for the fourth quarter of 2006 and year ended December 31, 2006. The Company added 22,274 net subscribers during the fourth quarter of 2006, ending the quarter with 199,105 subscribers worldwide, 73% higher than at year-end 2005. In India, the Company added 23,945 net subscribers during the fourth quarter of 2006, ending the year with 162,010 subscribers in India, 117% higher than at the end of 2005.

The Company also announced that it is postponing its usual earnings teleconference, currently scheduled for March 27, 2007 at 4:30 PM. The Company is currently engaged in negotiations for a potential financing transaction. The purpose of these negotiations is to address the Company’s cash flow issues arising from the Company’s projected year-end cash position and the possible exercise of the convertible noteholders’ put right at that time. While it cannot be certain that these negotiations will be successful, the Company believes it will be able to respond better to investor questions once such negotiations have concluded.

WorldSpace’s fourth quarter business highlights included the launch of two 24-hour channels broadcasting in the Indian languages of Marathi and Gujarathi. This completed WorldSpace’s coverage of the major Indian languages. WorldSpace now produces 33 channels of content that provide a high-quality listening experience, content that can potentially be licensed for delivery through alternative media. In addition, the previously-announced live audio coverage of cricket began in mid-November 2006 and will run through February 2008 (except for the Cricket World Cup and games played in India), under which ball-by-ball, real-time coverage, highlights, commentary and related programming is airing on “PLAY,” the WorldSpace-branded all-sports channel for India.

In Europe, WorldSpace’s Italian subsidiary signed an agreement with Telecom Italia for the installation and servicing of the company’s repeaters, and is making continued progress with other partners targeting a market launch in 2008. In South Africa, the company also secured authorization to commence its terrestrial repeater business, while awaiting final formal license approval. Based upon this progress, WorldSpace decided to close its Kenyan operations and serve this market from South Africa.

Subscriber Growth

Gross subscriber adds of 38,908 in India were up 3% over the third quarter of 2006, and net additions in India of 23,945 were up 29% over the third quarter of 2006, due to lower churn than in the third quarter. However, the Company continued to experience high churn rates in the fourth quarter in India as the remaining introductory three-month packages came up for renewal during the quarter, although in reduced numbers compared with the third quarter. As of the end of the fourth quarter, about 59% of subscribers that came up for renewal during the year had renewed their subscriptions to a six- month or higher package on a pre-paid basis. The phasing out of three-month package sales is now been completed, and that is expected to reduce churn numbers as new and renewing subscribers enter into longer term prepaid plans.

Revenue Growth

For the fourth quarter of 2006, WorldSpace reported revenues of approximately $5.0 million, compared with approximately $4.4 million for the fourth quarter of 2005. Subscription revenue was approximately $2.0 million for the fourth quarter of 2006 compared with approximately $1.1 million for the fourth quarter of 2005. On a sequential basis, subscription revenues in the fourth quarter of 2006 were 8% higher than the $1.8 million recorded in the third quarter of 2006, and overall revenues in the fourth quarter of 2006 were 50% higher than the $3.3 million produced in the previous quarter.

On an annual basis, WorldSpace reported revenues of approximately $15.6 million in 2006, a 34 percent increase from revenues of approximately $11.7 million in 2005. Subscription revenues were approximately $7.3 million in 2006, nearly double the approximately $3.7 million recorded in 2005.

Net Loss and EBITDA Loss

WorldSpace recorded a net loss for the fourth quarter of 2006 of $33.8 million, or $0.89 per share, compared with a net loss of $33.2 million, or $0.90 per share for the fourth quarter of 2005. WorldSpace had an EBITDA (earnings before interest income, interest expense, income taxes, depreciation and amortization) loss of $39.0 million for the fourth quarter of 2006, compared with an EBITDA loss of $44.9 million for the third quarter of 2005, and an EBITDA loss of $27.1 million in the third quarter of 2006. For the year, WorldSpace recorded a net loss of $128.6 million, or $3.44 per share in 2006, compared with a net loss of $79.9 million or $2.77 per share in 2005.

SAC and CPGA

Subscriber Acquisition Costs (SAC) fell to $23 in the fourth quarter of 2006 on a blended basis and $32 in India. Cost Per Gross Addition (CPGA) increased in the quarter to $154 on a blended basis, from the $137 CPGA in the third quarter of 2006 due to increased marketing spend in India. The CPGA in India increased to $164 for the fourth quarter from $126 in the third quarter of 2006. WorldSpace’s CPGA is the fully-loaded cost to acquire each new subscriber, including SAC, as well as advertising and marketing expenses. SAC also represents a subsidy on equipment sales.

Conference Call

WorldSpace plans to hold a conference call to discuss these results and other corporate developments and will announce the timing of the call at a future date.

Non GAAP Reconciliation

Earnings before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. Accordingly, the Company believes that EBITDA provides helpful information about the operating performance of its business, apart from the expenses associated with its physical assets or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry, although the Company’s measure of EBITDA may not be identical to similarly titled measures of other companies. EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net loss to EBITDA has been provided in this release.

About WORLDSPACE(R) Satellite Radio

Based in the Washington, DC metropolitan area, WorldSpace, Inc. (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN, Virgin Radio UK, NDTV and RFI.

WORLDSPACE’s satellites cover two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(unaudited, in thousands)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Subscription revenue	$1,954	$1,136	$7,294	$3,690
Equipment revenue	623	1,176	3,056	2,822
Other revenue	2,451	2,113	5,261	5,148

Total revenue	5,028	4,425	15,611	11,660

OPERATING EXPENSES:
Satellite and transmission, programming and other	5,599	6,163	26,661	18,061
Cost of equipment	8,471	4,703	16,615	6,725
Research and development	1,807	1,040	2,563	1,040
Selling and marketing	6,705	11,986	23,385	18,463
General and administrative	17,777	11,072	58,365	43,539
Stock-based compensation	2,030	14,915	11,416	25,161
Depreciation and amortization	14,840	17,500	58,896	61,636

Total operating expenses	57,229	67,151	197,901	174,625

Loss from Operations	(52,201)	(62,726)	(182,290)	(162,965)

OTHER INCOME (EXPENSE):
Gain on extinguishment of debt	—	—	—	14,130
Interest income	2,577	2,949	11,331	6,596
Interest expense	(2,336)	(2,386)	(9,332)	(9,884)
Other	(1,618)	288	(4,759)	2,600

Loss before income taxes	(53,578)	(61,875)	(185,050)	(149,523)
Income tax benefit (provision)	19,761	28,699	56,447	69,660

Net loss	(33,817)	(33,176)	(128,603)	(79,863)

	Three months ended December 31,		Twelve Months ended December 31,
	2006	2005	2006	2005
PER SHARE DATA – Basic and Diluted:
Net Loss per share	$(0.89)	$(0.90)	$(3.44)	$(2.77)
Weighted Average Number of Shares Outstanding	37,817,729	36,721,947	37,395,558	28,828,958

	Three months ended December 31, (unaudited)		Twelve months ended December 31,
	2006	2005	2006	2005
Net Subscriber Additions	22,274	40,235	83,799	81,036
India	23,945	38,904	87,436	66,239
Rest of World (“ROW”)	(1,671)	1,331	(3,637)	14,797

Total EOP Subs	199,105	115,306	199,105	115,306
India	138,065	74,574	162,010	74,574
ROW	38,766	40,732	37,095	40,732

ARPU (1)	$3.75	$4.15	$3.83	$4.66
ARPU (India)	3.15	3.35	3.01	2.76
ARPU (ROW)	6.05	5.11	6.22	6.14

SAC (2)	$23	$43	$35	$30
SAC(India)	32	43	38	36
SAC(ROW)	0	39	0	5

CPGA (3)	$154	$172	$140	$173
CPGA(India)	164	154	136	188
CPGA(ROW)	124	432	208	121

SELECTED BALANCE SHEET DATA:

	December 31,
	2006	2005
	(In thousands)
Cash and cash equivalents	$27,565	$36,925
Restricted cash and marketable securities	143,763	243,636
Satellites and related systems, net	345,046	397,463
Total assets	568,645	729,517
Total debt (including current portion)	155,368	155,000
Contingent royalty obligation	1,814,175	1,814,175
Total liabilities	2,172,000	2,221,970
Minority Interest	304	—
Total shareholders’ deficit	(1,603,659)	(1,492,453)

EBITDA reconciliation (4):

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
	(Unaudited, in thousands)
Reconciliation of Net Loss to EBITDA
Net Loss as reported	$(33,817)	$(33,176)	$(128,603)	$(79,863)
Addback non-EBITDA items included in net loss:
Interest income	(2,577)	(2,949)	(11,331)	(6,596)
Interest expense	2,336	2,386	9,332	9,884
Depreciation & amortization	14,840	17,500	58,896	61,636
Deferred income taxes benefit	(19,761)	(28,699)	(56,447)	(69,660)

EBITDA	$(38,979)	$(44,938)	$(128,153)	$(84,599)

Notes:

[1]

Average Revenue per User (ARPU) is derived from the total of monthly earned subscription revenue (net of promotion and rebates) divided by the monthly average number of subscribers for the period reported. ARPU is a measure of operational performance and not a measure of financial performance under generally accepted accounting principles.

[2]

Subscriber Acquisition Cost (SAC) includes the negative margins from equipment sales to end customers, but does not include ongoing loyalty payments to retailers and distribution partners, and payments under revenue sharing arrangements to content providers.

[3]

Cost per Gross Addition (CPGA) includes amounts in SAC described above, as well as advertising, media and other discretionary marketing expenses, but does not include headcount related to sales and marketing staff.

[4]

“EBITDA” refers to net loss before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by WorldSpace’s management to measure the operating performance of the business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles and should not be considered as an alternative to those measurements as an indicator of our performance.